Exhibit 3.1

RETAIL PROPERTIES OF AMERICA, INC.

ARTICLES SUPPLEMENTARY

5,750,000 SHARES OF

7.00% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

DECEMBER 14, 2012

Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article V of the Sixth Articles of Amendment and Restatement of the Company filed with the Department on March 20, 2012 (the “Charter”) and Section 2-105 of the Maryland General Company Law (the “MGCL”), the Board of Directors has given authorization for the issuance of shares of the authorized but unissued preferred stock of the Company, $.001 par value per share (“Preferred Stock”), classified as a new separate class of Preferred Stock, providing for the maximum aggregate offering price of such shares to be issued, and, pursuant to the powers contained in the Sixth Amended and Restated Bylaws of the Company (the “Bylaws”) and the MGCL, appointed a committee (the “Committee”) of the Board of Directors and delegated to the Committee, to the fullest extent permitted by the MGCL and the Charter and Bylaws of the Company, among other things, the powers to fix the terms of such new separate class of Preferred Stock.

SECOND: Pursuant to the power delegated by the Board of Directors, the Committee has unanimously adopted resolutions classifying and designating a new separate class of Preferred Stock to be known as the “7.00% Series A Cumulative Redeemable Preferred Stock,” and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, transfers, qualifications, terms and conditions of redemption and other terms and conditions of such 7.00% Series A Cumulative Redeemable Preferred Stock.

THIRD: The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Company designated as the 7.00% Series A Cumulative Redeemable Preferred Stock are as follows, which upon any restatement of the Charter shall be made a part of or incorporated by reference into the Charter with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

Section 1. Designation and Number. A series of Preferred Stock, designated the “7.00% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock shall be 5,750,000.

Section 2. Rank. The Series A Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank: (a) senior to all classes or series of the Company’s common stock, $.001 par value per share (the “Common Stock”), and all classes or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; (b) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (c) junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Company’s other existing and future debt obligations.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.00% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to a fixed annual amount of $1.75 per share of the Series A Preferred Stock). Such dividends shall accrue and be cumulative from, and including, the first date on which any shares of Series A Preferred Stock are issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing on April 1, 2013 (as March 31, 2013 is not a Business Day (as defined below)); provided, however, that if any Dividend Payment Date falls on a date other than a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest, additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors as the record date for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date”

shall mean the last calendar day of each March, June, September and December, commencing on March 31, 2013 (provided, however, that the dividend payable on March 31, 2013 will be paid on April 1, 2013 as March 31, 2013 is not a Business Day). “Dividend Period” shall mean the respective periods commencing on and including the Dividend Payment Date to, but excluding, the next Dividend Payment Date (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on, and include, March 31, 2013, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5 or Section 6, which shall end on and include the day preceding the call date with respect to the shares of Series A Preferred Stock being redeemed).

The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Company ranking, as to dividends, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Company ranking, as to dividends or upon liquidation, on parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Company (except by conversion into or exchange for other shares of any class or series of capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, and except for the acquisition of shares made pursuant to the provisions of Article VI of the Charter or Section 9 hereof and the purchase or acquisition of shares of any other class or series of capital stock of the Company ranking on parity with the Series A Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(e) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Company ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Company, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking, as to liquidation rights, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and the holders of shares of each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Company. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Company or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Company’s total liabilities.

Section 5. Redemption.

(a) Shares of Series A Preferred Stock shall not be redeemable prior to December 20, 2017 except as set forth in Section 6 or as set forth in Section 5 (c) to preserve the status of the Company as a REIT (as defined in Section 9(a)) for United States federal income tax purposes. In addition, the Series A Preferred Stock shall be subject to the provisions of Section 9 pursuant to which Series A Preferred Stock owned by a stockholder which results in a violation of any of the ownership limitations described in Sections 9(b)(i)(A)(1), (2), (3) or (4) (the “Preferred Stock Ownership Limitations”) shall automatically be transferred to a Trust (as defined in Section 9(a)) for the exclusive benefit of a Charitable Beneficiary (as defined in Section 9(a)).

(b) On and after December 20, 2017 the Company, at its option upon not fewer than 30 or more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) thereon up to, but excluding the date fixed for redemption, without interest, to the extent the Company has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata, by lot, or by any other equitable method determined by the Company that will not result in a violation of the Preferred Stock Ownership Limitations. If redemption is to be by lot and, as a result, any holder of shares of Series A Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Ownership Limits (as defined in Section 9(a)) or such holder’s Excepted Holder Limit (as defined in Section 9(a)) (as applicable), because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold an amount of Series A Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(c) In the event of any redemption of the Series A Preferred Stock in order to preserve the status of the Company as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Company calls for redemption any shares of Series A Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to but excluding the dated fixed for redemption.

(d) Unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series A Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed (except by conversion into or exchange for shares of capital stock of the Company ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock, or any other class or series of capital stock of the Company ranking, as to dividends or upon liquidation, on parity with or junior to the Series A Preferred Stock, by the Company in accordance with the terms of Sections 5(c) and 9 or otherwise, in order to ensure that the Company remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series A Preferred Stock or shares of any other class or series of capital stock of the Company ranking on parity with the Series A Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(e) Notice of redemption pursuant to the Redemption Right will be mailed by the Company, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Company shall not be required to provide notice to the holder of Series A Preferred Stock in the event such holder’s Series A Preferred Stock is redeemed in accordance with Sections 5(c) and 9 to preserve the Company’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date or the Company’s default in the payment of the dividend due, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but excluding, the redemption date. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

(g) All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Company, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

(h) The Series A Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Stock owned by a stockholder in violation of the Preferred Stock Ownership Limitations shall be subject to the provisions of this Section 5 and Section 9.

Section 6. Special Optional Redemption by the Company.

(a) Upon the occurrence of a Change of Control (as defined below), the Company will have the option upon written notice mailed by the Company, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Company, to redeem shares of the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends (whether or not authorized or declared), if any, to, but excluding, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series A Preferred Stock will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; (viii) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata, by lot or in any other equitable method determined by the Company that will not result in a violation of the Preferred Stock Ownership Limitations. If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series A Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in excess of the Ownership Limits (as defined in Section 9(a)), or such holder’s Excepted Holder Limit (as defined in Section 9(a)) (as applicable), because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Company shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold an amount of Series A Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.

(c) If (i) notice of redemption of any shares of Series A Preferred Stock pursuant to the Special Optional Redemption Right has been given, (ii) the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Company’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(d) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares pursuant to the Special Optional Redemption Right on or prior to such Dividend Payment Date or the Company’s default in the payment of the dividend due, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but excluding, the redemption date. Except as provided herein, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e) All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Company, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting together as a single class with all other classes or series of preferred stock of the Company upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) and the entire Board of Directors will be increased by two directors, until all dividends accumulated on such Series A Preferred Stock and Parity Preferred for all past Dividend Periods that have ended and all past dividend periods that have ended with respect to any such Parity Preferred shall have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Company’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Company’s next annual or special meeting of stockholders, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series A Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Company shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and Parity Preferred, a special meeting of the holders of Series A Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than 10 or more than 45 days after the date such notice is given. The record date for determining holders of the Series A Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series, will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the then-outstanding Series A Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the stockholder records of the Company. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Company shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all accumulated dividends on such Series A Preferred Stock and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment, the right of the holders of Series A Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of the outstanding Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred) in accordance with Sections 7(c) and (d). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares outstanding at the time of Series A Preferred Stock and of each other class or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company upon which like voting rights have been conferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized shares of capital stock of the Company into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock. In addition, so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of the Charter or the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, with respect to the occurrence of any of the Events set forth above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Series A Preferred Stock and one or more other classes or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company upon which like voting rights have been conferred, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and such other class or series of preferred stock outstanding at the time, either in writing or at a meeting (voting as a single class). In addition, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event set forth above or the $25.00 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth above, then such holders shall not have any voting rights with respect to the Events set forth above.

So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Charter or the terms of the Series A Preferred Stock on which holders of Series A Preferred Stock are otherwise entitled to vote pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock, and the holders of any other class(es) or series of the capital stock of the Company will not be entitled to vote on such an amendment. With respect to any amendment, alteration or repeal of the provisions or the Charter or the terms of the Series A Preferred Stock that equally affects the terms of the Series A Preferred Stock and one or more other classes or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company upon which like voting rights have been conferred, so long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock, voting together as a single class with the holders of the shares of such other classes and series of preferred stock, also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions or the Charter or the terms of the Series A Preferred Stock on which holders of Series A Preferred

Stock are otherwise entitled to vote pursuant to the second sentence of the first paragraph of this Section 7(f) that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock and such other class(es) and series of preferred stock, and the holders of any other class(es) or series of the capital stock of the Company will not be entitled to vote on such an amendment.

Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Company, or (B) any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or (i) notice of redemption of all of the outstanding shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of such shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends.

(h) In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference (excluding amounts in respect of accumulated and unpaid dividends).

Section 8. Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock, per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 4.1733623 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Company provides such notice pursuant to Section 8(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but excluding, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but excluding, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b) No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series A Preferred Stock at their addresses as they appear on the Company’s share transfer records and notice shall be provided to the Company’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d) The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides notice pursuant to Section 8(c) above to the holders of Series A Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Company’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Corporation (“DTC”).

(f) Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Company elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but excluding, the redemption date.

(h) The Company shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a)) in violation of any of the ownership limits contained in the Charter or these Articles Supplementary.

Section 9. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(a) Definitions. For the purpose of this Section 9, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” has the meaning set forth in Article VI of the Charter.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns shares of Series A Preferred Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding shares of Series A Preferred Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Charitable Beneficiary. The term “Charitable Beneficiary” has the meaning set forth in Article VI of the Charter.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Equity Stock. The term “Equity Stock” has the meaning set forth in Article IV of the Charter.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Company for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 9(b)(vii).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to the Charter or Section 9(b)(vii), and subject to adjustment pursuant to Section 9(b)(viii), the percentage limit established by the Board of Directors pursuant to the Charter or Section 9(b)(vii).

Market Price. The term “Market Price” on any date shall mean, with respect to the Series A Preferred Stock, the Closing Price for such Series A Preferred Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Series A Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series A Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Series A Preferred Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Series A Preferred Stock is listed or admitted to trading or, if such Series A Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Series A Preferred Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series A Preferred Stock selected by the Board of Directors or, in the event that no trading price is available for such Series A Preferred Stock, the fair market value of the Series A Preferred Stock, as determined in good faith by the Board of Directors.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of the Series A Preferred Stock and any redemption of any shares of the Series A Preferred Stock.

Ownership Limits. The term “Ownership Limits” shall mean the Aggregate Stock Ownership Limit and the Preferred Stock Ownership Limit, subject to adjustment pursuant to Section 9(b)(viii).

Person. The term “Person” has the meaning set forth in Article VI of the Charter.

Preferred Stock Ownership Limit. The term “Preferred Stock Ownership Limit” shall mean not more than 9.8 percent, in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Series A Preferred Stock (or such other amount designated by the Board of Directors pursuant to Section 9(b)(viii)).

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 9(b)(i), would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own shares of Series A Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares of the Series A Preferred Stock that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust under Sections 856 through 860, or any successor sections, of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 5.3(b) of the Charter that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Series A Preferred Stock set forth herein is no longer required in order for the Company to qualify as a REIT, but only with respect to such restrictions and limitations.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Series A Preferred Stock or the right to vote or receive dividends on Series A Preferred Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Series A Preferred Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership), (b) any disposition of any securities or rights convertible into or exchangeable for Series A Preferred Stock or any interest in Series A Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Series A Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 9(c)(i).

Trustee. The term “Trustee” has the meaning set forth in Article VI of the Charter.

(b) Series A Preferred Stock.

(i) Ownership Limitations. Prior to the Restriction Termination Date, but subject to Section 9(d):

(A) Basic Restrictions.

(1) (i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series A Preferred Stock that, taking into account any other Equity Stock Beneficially Owned or Constructively Owned by such Person, would result in such Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Aggregate Stock Ownership Limit, (ii) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Preferred Stock Ownership Limit, and (iii) no Excepted Holder shall Beneficially Own or Constructively Own shares of Series A Preferred Stock that, taking into account any other Equity Stock Beneficially Owned or Constructively Owned by such Person, would result in such Person Beneficially Owning or Constructively Owning Series A Preferred Stock and/or Equity Stock in excess of the Excepted Holder Limit(s) for such Excepted Holder.

(2) No Person shall Beneficially Own shares of Series A Preferred Stock to the extent that such Beneficial Ownership of Series A Preferred Stock, taking into account any other Equity Stock Beneficially Owned by such Person, would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(3) No Person shall Beneficially Own or Constructively Own shares of Series A Preferred Stock to the extent that such Beneficial Ownership or Constructive Ownership, taking into account any other Equity Stock Beneficially Owned or Constructively Owned by such Person, would result in the Company failing to qualify as a REIT.

(4) No Person shall Constructively Own shares of Series A Preferred Stock to the extent that such Constructive Ownership of Series A Preferred Stock, taking into account any other Equity Stock Constructively Owned by such Person, would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(5) Notwithstanding any other provisions contained herein but subject to Section 9(d), any Transfer of shares of Series A Preferred Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(B) Transfer in Trust. If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Series A Preferred Stock in violation of Section 9(b)(i)(A)(1), (2), (3) or (4).

(1) then that number of shares of Series A Preferred Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 9(b)(i)(A)(1), (2), (3) or (4) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (or shall be divested of its rights in such shares); or

(2) if the transfer to the Trust described in Section 9(b)(i)(B)(1) would not be effective for any reason to prevent the violation of Section 9(b)(i)(A)(1), (2), (3) or (4) then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i)(A)(1), (2), (3) or (4) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(ii) Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 9(b)(i) or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of any shares of Series A Preferred Stock in violation of Section 9(b)(i)(A) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Company or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 9(b)(i) (or Non-Transfer Event that results in a violation of Section 9(b)(i)) shall automatically result in the transfer to the Trust described above, and, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(iii) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Series A Preferred Stock that will or may violate Section 9(b)(i) or any Person who held or would have owned shares of Series A Preferred Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 9(b)(i)(B) shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s qualification as a REIT.

(iv) Owners Required To Provide Information. Prior to the Restriction Termination Date:

(A) every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of Series A Preferred Stock, upon request following the end of each taxable year of the Company, shall provide in writing to the Company the name and address of such owner, the number of shares of Series A Preferred Stock Beneficially Owned by it and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(B) each Person who is a Beneficial Owner or Constructive Owner of Series A Preferred Stock and each Person (including the stockholder of record) who is holding Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Company such information as the Company may request, in good faith, in order to determine the Company’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(v) Remedies Not Limited. Subject to Section 5.3(b) of the Charter, nothing contained in these Articles Supplementary shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders in preserving the Company’s qualification as a REIT.

(vi) Ambiguity. The Board of Directors shall have the power to determine the application of the provisions of this Section 9(b) and Section 9(c) and any definition contained in Section 9(a), including in the case of an ambiguity in the application of any of the provisions of this Section 9(b), Section 9(c), or any such definition, with respect to any situation based on the facts known to it. In the event Section 9(b) or Section 9(c) requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 9(a), 9(b) or 9(c).

(vii) Exceptions.

(A) Subject to Section 9(b)(i)(A)(3), the Board of Directors, in its sole discretion, may (i) prospectively or retroactively exempt a Person from one or more of the ownership limitations set forth in Section 9(b)(i)(A)(1) and establish or increase an Excepted Holder Limit for such Person, (ii) prospectively waive the provisions of Section 9(b)(i)(A)(2) with respect to a Person, or (iii) may prospectively or retroactively waive the provisions of Section 9(b)(i)(A)(4) with respect to a Person if:

(1) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Series A Preferred Stock (and any shares of other Equity Stock) in excess of the Ownership Limits or in violation of the limitations imposed by Section 9(b)(i)(A)(2) and Section 9(b)(i)(A)(4) will not now or in the future jeopardize the Company’s ability to qualify as a REIT under the Code; and

(2) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 9(b)(i) through 9(b)(vi)) will result in such shares of Series A Preferred Stock being automatically transferred to a Trust in accordance with Sections 9(b)(i) and 9(c).

(B) Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 9(b)(vii)(A), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(C) Subject to Section 9(b)(i)(A)(3), an underwriter that participates in a public offering or a private placement of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) may Beneficially Own and Constructively Own shares of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) in excess of the Aggregate Stock Ownership Limit, the Preferred Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(D) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Preferred Stock Ownership Limit.

(viii) Change in Preferred Stock Ownership Limit. Subject to Section 9(b)(i)(A)(3), the Board of Directors may from time to time increase the Preferred Stock Ownership Limit for one or more Persons and decrease the Preferred Stock Ownership Limit for all other Persons; provided, however, that any such decreased Preferred Stock Ownership Limit will not be effective for any Person whose percentage ownership in Series A Preferred Stock is in excess of the decreased Preferred Stock Ownership Limit until such time as such Person’s percentage of Series A Preferred Stock equals or falls below the decreased Preferred Stock Ownership Limit, but any further acquisition of Series A Preferred Stock in excess of such percentage ownership of Series A Preferred Stock will be in violation of the Preferred Stock Ownership Limit; and provided, further, that the new Preferred Stock Ownership Limit would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Series A Preferred Stock permitted to be Beneficially Owned under such new Ownership Limits, taking into account the immediately preceding proviso permitting ownership in excess of decreased Ownership Limits in certain cases.

(ix) Legend. Each certificate for shares of Series A Preferred Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Company will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(c) Transfer of Equity Stock in Trust.

(i) Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 9(b)(i) that would result in a transfer of shares of Series A Preferred Stock to a Trust, such shares of Series A Preferred Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 9(b)(i). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 9(c)(vi).

(ii) Status of Shares Held by the Trustee. Shares of Series A Preferred Stock held by the Trustee shall be issued and outstanding shares of Series A Preferred Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series A Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that the shares of Series A Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Series A Preferred Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the shares of Series A Preferred Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 9, until the Company has received notification that shares of Series A Preferred Stock have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Sale of Shares by Trustee. As soon as reasonably practicable after receiving notice from the Company that shares of Series A Preferred Stock have been transferred to the Trust (and no later than 20 days after receiving notice) the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 9(b)(i)(A). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the sales proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of Series A

Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

(v) Purchase Right in Stock Transferred to the Trustee. Shares of Series A Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 9(c)(iv). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

(vi) Designation of Charitable Beneficiaries. Any Charitable Beneficiary designated in connection with the Series A Preferred Stock shall be designated in accordance with Section 6.3.6 of the Charter.

(d) NYSE Transactions. Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

(e) Enforcement. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.

(f) Non-Waiver. No delay or failure on the part of the Company or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(g) Severability. If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 10. No Conversion Rights. The shares of Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Company or any other entity, except as otherwise provided herein.

Section 11. Record Holders. The Company and its transfer agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor its transfer agent shall be affected by any notice to the contrary.

Section 12. No Maturity or Sinking Fund. The Series A Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Stock; provided, however, that the Series A Preferred Stock owned by a stockholder in excess of the Preferred Stock Ownership Limit or Aggregate Stock Ownership Limit shall be subject to the provisions of Section 5 and Section 9.

Section 13. Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 16. No Preemptive Rights. No holder of shares of Series A Preferred Stock of the Company shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Company or any other security of the Company which it may issue or sell.

FOURTH: The Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SEVENTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary as of the date first written above.

ATTEST:	RETAIL PROPERTIES OF AMERICA, INC.

/s/ Dennis K. Holland	By:	/s/ Steven P. Grimes
Name: Dennis K. Holland	Name:	Steven P. Grimes
Title: Executive Vice President,	Title:	President and Chief Executive Officer
General Counsel, and
Secretary

[signature page to Articles Supplementary]